Exhibit 99.1


 Camden National Corporation Reports 2005 Full Year and Fourth Quarter Earnings


     CAMDEN, Maine--(BUSINESS WIRE)--Jan. 31, 2006--Camden National Corporation (AMEX:CAC; the "Company") today reported 2005 net income of $21.4 million, an increase of 9.7% over net income of $19.5 million reported in 2004. Net income per diluted share was $2.80, a 10.7% increase over the $2.53 reported in 2004. These results translated into a return on average equity of 16.99% and a return on average assets of 1.34% for 2005, compared to 15.97% and 1.40%, respectively, for 2004.
     For the fourth quarter, net income was $5.6 million, a 17.3% increase from $4.8 million reported for the fourth quarter of 2004. The increase is primarily due to increased net interest income, driven by loan growth, which was offset in part by investment portfolio restructuring losses and increased provision for loan and lease losses. Diluted earnings per share were $0.74 for the fourth quarter of 2005, compared to $0.63 for the same period in 2004.
     The Company's total assets at December 31, 2005 were $1.7 billion, an increase of 11.0% over total assets of $1.5 billion at December 31, 2004. Net loans at December 31, 2005 were $1.2 billion, up 10.6% over the $1.1 billion in net loans at December 31, 2004. Total deposits of $1.2 billion at December 31, 2005 were up 14.7% over the same period a year earlier.
     In assessing the Company's overall financial performance for 2005, Robert
W. Daigle, President and CEO, stated, "We are encouraged that the strategic steps taken in earlier fiscal periods to establish ourselves as a model for sustainable community banking are yielding expected dividends, despite operating in conditions that might be characterized as challenging for our industry."
     Net interest income after provision for loan and lease losses increased 8.2% to $53.8 million for 2005 compared to 2004. The combination of the flat yield curve and increased funding costs compressed the margin, which for 2005 was 3.68% versus 3.76% in 2004. Daigle noted that the increased loan volume and focus on low cost deposits were instrumental in mitigating the adverse impact on overall net interest income.
     Non-interest income for 2005 was $10.1 million, a decrease of 11.8% compared to 2004. The Company sold $23.0 million of investments maturing in 2006 in order to reinvest the funds into higher yielding securities, which will produce greater earnings between the sale date and the original maturity date in 2006. The sale resulted in a $332,000 loss in 2005 compared to a $684,000 gain on the sale of securities in 2004.
     Non-interest expense for 2005 was $32.5 million, an increase of 1.8% over the prior year. The Company's efficiency ratio for 2005 was 49.88%, an improvement compared to 52.78% in 2004.
     During 2005, the Company provided $1.3 million to the allowance for loan and lease losses ("ALLL") compared to a net recovery of $685,000 in 2004. This addition to ALLL was a result of a $112.9 million growth in loans during 2005, an increase in non-performing loans as a percentage of total loans to 0.79% at December 31, 2005 compared to 0.60% at December 31, 2004, and net charge-offs of $739,000, or 0.06%, of loans outstanding at December 31, 2005 compared to net recoveries of $191,200, or 0.02%, of loans outstanding at December 31, 2004.
     At December 31, 2005, the Company's total risk-based capital ratio of 11.92% and tier 1 capital ratio of 10.67% compared favorably to the 10.0% and 6.0% minimum ratios, respectively, required by the Federal Reserve for a bank holding company to be considered "well capitalized."
     The Company reported that it repurchased 116,202 shares of its common stock during 2005 at an average per share price of $33.67. The Company paid regular dividends of $0.80 per share during 2005, as well as a special dividend of $0.50 to shareholders of record on January 14, 2005. The Company recently announced that the dividend payable on January 31, 2006 to shareholders of record on January 13, 2006, was increased to $0.22 or 10% over the prior dividend paid on October 31, 2005 of $0.20 per share. The closing stock price of Camden National Corporation was $32.88 at December 30, 2005, compared to $39.41 at December 31, 2004. Daigle said, "We have used this decline in our stock price as an opportunity to repurchase shares at what we consider a good value in the market."
     Daigle concluded, "The Company is well positioned to meet the challenge of continued unpredictability in core operating earnings for the industry in the coming year. Our recent investments in people, technology and product innovation have combined to produce a very compelling value proposition for our customers. We expect that our recent announcement to merge our two banking franchises, as well as the continued execution of the Customer Experience, will spur our progress in 2006."

     Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000(R) Index and the small-cap Russell 2000(R) Index under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Midcoast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor's Award for Business Excellence in 2002; UnitedKingfield Bank (UKB), a full-service community bank with 15 offices serving central, eastern and western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.

     This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.
     Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company's competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.
     These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.



                      Camden National Corporation
                 (In thousands, except per share data)

                      December 31, December 31,
                          2005        2004
                       ----------- -----------
Balance Sheet Data
Assets                 $1,653,257  $1,489,865
Loans                   1,182,175   1,069,294
Allowance for Loan
 Losses                    14,167      13,641
Investments               367,629     323,998
Deposits                1,163,905   1,014,601
Borrowings                347,039     336,820
Shareholders' Equity      129,538     126,405

Tier 1 Leverage Capital
 Ratio                       7.60%       8.06%
Tier 1 Risk-based
 Capital Ratio              10.67%      11.28%
Total Risk-based
 Capital Ratio              11.92%      12.54%

Allowance for loan and
 lease losses to total
 loans                       1.20%       1.28%
Non-performing loans to
 total loans                 0.79%       0.60%
Tangible book value        $16.40      $15.65
Return on average
 equity                     16.99%      15.97%


                         Three Months Ended         Year To Date
                       12/31/2005  12/31/2004  12/31/2005  12/31/2004
                       ----------- ----------- ----------- -----------
Income Statement Data
Interest Income           $24,531     $19,535     $89,721     $73,377
Interest Expense           10,084       6,711      34,697      24,365
                       ----------- ----------- ----------- -----------
Net Interest Income        14,447      12,824      55,024      49,012
Provision for (Recovery
 of) Loan and Lease
 Losses                       345           0       1,265        (685)
                       ----------- ----------- ----------- -----------
Net Interest Income
 after Provision for
 (Recovery of) Loan and
 Lease Losses              14,102      12,824      53,759      49,697
Non-interest Income         2,319       2,769      10,050      11,399
Non-interest Expense        8,327       8,335      32,461      31,882
                       ----------- ----------- ----------- -----------
Income before Income
 Taxes                      8,094       7,258      31,348      29,214
Income Taxes                2,503       2,491       9,968       9,721
                       ----------- ----------- ----------- -----------
Net Income                 $5,591      $4,767     $21,380     $19,493
                       =========== =========== =========== ===========

Efficiency ratio            49.67%      53.45%      49.88%      52.78%

Per Share Data
Net income per share        $0.74       $0.63       $2.81       $2.54
Net income per diluted
 share                      $0.74       $0.63       $2.80       $2.53
Weighted average shares
 outstanding            7,565,569   7,634,975   7,599,051   7,685,006


    CONTACT: Camden National Corporation
             Suzanne Brightbill, 207-230-2120
             Public Relations Officer
             sbrightbill@camdennational.com